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VIDAROO EXECUTES INTELLECTUAL PROPERTY ACQUISITION AGREEMENT WITH SKYNET TECHNOLOGY GROUP

Vidaroo signs agreement to sell its online video platform to Skynet Technology Group, Inc. for $4.25 million with the potential to increase that amount by an additional $625,000 based upon future revenues.

ALTAMONTE SPRINGS, FL, July 12, 2013 -- Vidaroo (OTCPink:VIDA) today announced that it has signed an agreement with Skynet Technology Group (www.mahala.us) to sell the intellectual property for its online video platform for $4.25 million, consisting of $1.25 million in cash and $3 million in Skynet stock.  The agreement also calls for an ongoing royalty payment of up to $625,000 based on future revenue generated by the Vidaroo platform. Skynet, based in Roswell, GA, operates a mobile payment services company based on a patent pending  S-QR™ payment application.

The new purchase agreement is an outgrowth of the original revenue sharing arrangement announced May 15. “As we began working together, we discovered that there were certain practical issues that made purchase a better option for all parties,” says Tom Moreland, Chairman and CEO of Vidaroo.

“Skynet management was attracted to the flexibility of the Vidaroo platform and the ability to monetize video content,” he says. “I am of course extremely pleased with this new agreement. I’m looking forward to the value that this agreement provides to our shareholders beyond Vidaroo’s current enterprise value.”

“As creator and lead architect of the Vidaroo platform, I am very excited about the potential longevity and opportunities provided by Skynet’s intellectual property acquisition. Vidaroo’s native ad server and video syndication makes for a unique solution when coupled with Skynet’s S-QR™ payment technology,” says Micheal Morgan, member of Vidaroo’s Board of Directors.

According to Moreland, the purchase agreement also provides additional royalty revenue to Vidaroo from 24% of the gross revenues generated by Skynet’s operation of the licensed software up to $625,000.

“I am quite excited about the value we expect to generate from the combination of Mahala’s S-QR™ payment application and Vidaroo’s video management and distribution capabilities,” according to Sonny Fisher, CEO of Skynet Technology Group.

Announcing Intellectual Property Acquisition, Page 2

Vidaroo launched its Software-as-a-Service (SaaS) based online video player in 2009. Today it is moving forward as a feature-rich and intuitive video distribution and syndication platform. Among its unique capabilities are live-streaming, on-demand playback through channel creation, social media sharing and distribution, fully native ad rotation, and customizable player themes that are managed by self-service administrative controls. Billing and signup processes are fully automated. Video programs are installed with a simple one line “embed code” that can be easily applied to any website destination. Vidaroo’s platform works well for both on-demand and enterprise use.

About Skynet Technology Group

Skynet Technology Group, Inc. is a privately held company specializing, through its Mahala application, in secure mobile payment solutions. Mahala was designed for merchants, content producers, non-profits and literally anyone who wants to accept electronic transactions without the need for card readers or transaction fees. Consumers simply scan Mahala’s secure QR codes with their phones to complete transactions. The patent-pending S-QR™ technology enables payments without forcing consumers to go to a secondary site to pay. Retail technology expert Sonny Fisher, one of the youngest CEOs to list a company on the South African stock exchange, formed Mahala in Atlanta in 2012. For more information, visit www.mahala.us.

About Vidaroo (OTCPink:VIDA)

Vidaroo, Inc., (www.vidaroo.com) based in Altamonte Springs, FL, is the provider of an innovative cloud-based video distribution and syndication software platform. The company has been providing its SaaS solution for more than 3 years. Current Vidaroo customers come from various industries, including large churches, advertising agencies, media companies, academic educational institutions, and corporate training organizations. Among its past clients include national brands such as Microsoft, Coca-Cola Company, Tribune News Company, Toyota, Emmis Communications, Clear Channel, Black Eyed Peas, Justin Timberlake and others. Vidaroo's cloud-based video publishing technology enables its customers to easily create, deliver and monetize video and advertising delivery. For more information, visit http://vidaroo.com or contact Vidaroo by calling (321)293-3360.

FORWARD-LOOKING STATEMENTS

Some of the above statements may be 'forward-looking' statements as defined by section 27A(c)(1)(A)(i) of the Securities Act of 1933. See http://vidaroo.com/about/investors/conduct for a full safe harbor disclosure statement.

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